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                                 EXHIBIT 11.1

                     SAFETY COMPONENTS INTERNATIONAL, INC.

                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
               (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
                                  (UNAUDITED)


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
                                                        Three Months        Three Months       Nine Months       Nine Months
                                                            ended               ended             ended             ended
                                                        December 31,        December 31,       December 31,      December 31,
                                                            1995                1996               1995             1996
                                                            ----                ----               ----             ----
Net income                                               $    1,297          $    1,420         $    3,687        $    3,421
                                                         ==========          ==========         ==========        ==========
Primary
-------
Common stock
  Shares outstanding from beginning of period...          5,138,500           5,025,008          4,060,000         5,048,500
Pro rata shares
  Sale of stock.....................................                                334            761,031               112
  Purchase of treasury stock. . . . . . . . . . . .          (1,206)                                  (403)          (21,743)
  Assumed exercise of warrants using the treasury stock
   method...........................................         24,616                                 27,839
  Assumed exercise of stock options using the
  treasury stock method.............................         78,229              27,275             82,937            29,821
                                                         ----------          ----------         ----------        ----------
Weighted average common and common equivalent
 shares outstanding................................       5,240,139           5,052,617          4,931,404         5,056,690
                                                         ==========          ==========         ==========        ==========
Earnings per common and common equivalent share....           $0.25          $     0.28              $0.75        $     0.68
                                                         ==========          ==========         ==========        ==========

Fully Diluted
-------------
Common stock
  Shares outstanding from beginning of period...          5,138,500           5,025,008          4,060,000         5,048,500
Pro rata shares
  Sale of stock.....................................                                334            761,031               112
  Purchase of treasury stock........................         (1,206)                                  (403)          (21,743)
  Assumed exercise of warrants using the treasury
   stock method..............................                24,616                                 29,806
  Assumed exercise of stock options using the
   treasury stock method..........................           78,229              27,275             86,211            33,464
                                                         ----------          ----------         ----------        ----------
Fully diluted weighted average common and common
 equivalent shares outstanding.....................       5,240,139           5,052,617          4,936,645         5,060,333
                                                         ==========          ==========         ==========        ==========
Fully diluted earnings per common and common
 equivalent share..................................           $0.25          $     0.28              $0.75        $     0.68
                                                         ==========          ==========         ==========        ==========
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